EXHIBIT 99

FOR IMMEDIATE RELEASE

               EMPIRE OF CAROLINA COMMENTS ON PROPOSED INVESTMENT

         Delray Beach, FL, May 5, 1997 -- Empire of Carolina, Inc. (AMEX: EMP) today announced that it has signed a letter of intent with an investor group to invest up to $15 million for newly issued convertible preferred stock of Empire. As an interim measure, the investor group will fund a $5 million bridge loan which should provide the Company sufficient flexibility to operate normally during the period prior to the funding of the preferred stock. When both of these financings have been completed, the Company believes it will have sufficient capital to meet its lenders' requirements and to fund its operations.

         Steven Geller, Chairman and Chief Executive Officer, commented, "With the bridge loan and preferred stock investments, we believe that Empire will have the capital to meet its production and sales plans for 1997. With these funds, we are optimistic that Empire's turnaround can continue to go forward, and that we will be in a position to meet our goals of delivering our products on a timely basis and of achieving positive operating earnings for the full year ending December 31, 1997." Mr. Geller also announced that the Company's Tarboro facility, which suffered significant manufacturing problems in 1996, showed a positive manufacturing variance in March, the first positive monthly variance in over two years.

         He continued, "We currently anticipate a positive variance again in April and we are optimistic that for the six months ending June 30, 1997, we will be able to report no cumulative negative manufacturing variance." For the full year ended December 31, 1996, Empire incurred a negative manufacturing variance of approximately $19 million.

         Mr. Geller further noted: "Demand for the Company's products continues to grow, as evidenced by the increase in sales over last year and recent retail sales." As reported, Empire's sales in the first quarter were up 15.8% over the first quarter of 1996.

         Pursuant to the terms of the letter of intent, the newly issued convertible preferred stock will have voting rights with respect to all matters and be convertible into common stock at $1.25 per share. In addition, the investor group will receive up to 7.5 million warrants to purchase common stock at $1.375 per share. Also in connection with the transaction, the Company's outstanding $15 million convertible debentures will be exchanged for newly issued non-voting preferred stock convertible into common stock at $2.00 per share. No dividends will accrue on any of the newly issued preferred stock.

         The potential transaction is subject to certain conditions. The Company can give no assurance that the transaction will be consummated, or, if consummated, that it will be on the terms and conditions described above. In the event that this transaction is not consummated,

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there is no assurance that the Company will obtain, by May 31, 1997, the $6 million required by the amendments to its senior loan agreement or that cash generated from operations will be sufficient to fund the Company's continued operations.

         This press release contains various forward-looking statements and information that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to various risks and uncertainties which could cause actual results to vary materially from those stated. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect actual results may vary materially from those anticipated, estimated, expected or projected. Such risks and uncertainties include the Company's ability to close the proposed transaction, the Company's ability to manage inventory production and costs, to meet potential increases or decreases in demand, potential adverse customer impact due to delivery delays including effects on existing and future orders, competitive practices in the toy and decorative holiday products industries, changing consumer preferences and risks associated with consumer acceptance of new product introductions, potential increases in raw material prices, potential delays or production problems associated with foreign sourcing of production and the impact of pricing policies including providing discounts and allowances. Certain of these as well as other risks and uncertainties are described in more detail in the Company's Registration Statement on Form S-1 filed under the Securities Act of 1933, Registration No. 333-4440. The Company undertakes no obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

         Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. It's Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.



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